Con Edison Letterhead                                        November 24, 1997

                              AN IMPORTANT REMINDER

Dear Stockholder:

      We recently mailed you proxy material for Con Edison's Special Meeting of Stockholders to be held on December 12, 1997. The meeting was called to consider a proposal to form a holding company structure. According to our records, we have not yet received your proxy vote for this meeting. If you have already replied, please accept our thanks for your prompt attention to this very significant matter.

       We at Con Edison, and our Board of Trustees, are very excited about the holding company proposal and strongly recommend that you vote for this important initiative. The holding company is important for the future growth of the Company. It will give the Company the financial and regulatory flexibility to participate successfully in those segments of the energy business in which we have been operating for many years but which are now becoming competitive and to provide new competitive services to customers, while maintaining the strength of our core regulated electric, gas and steam utility business. Holding company structures have been adopted successfully in recent years by many other large utilities in the United States. The proxy materials also provide you the opportunity to consider and vote on a proposal to amend Con Edison's Certificate of Incorporation regarding the authorized number of Board members.

       Your Board of Trustees and  management  team recommend that you vote
              FOR the two proposals to be considered at the meeting.

      Your vote is important, regardless of the number of shares you own. The holding company proposal requires the affirmative vote of two-thirds of the Common and $5 Cumulative Preferred shares outstanding.

Not voting at all or voting to abstain will have the same effect as voting against the holding company proposal. Therefore, please take a few minutes today to sign, date and return the enclosed proxy card in the postage-paid envelope provided.

      If you have any questions or need assistance in voting your shares, please do not hesitate to call our special toll-free number at 1-800-566-9061 to reach a representative of Morrow & Company, which is assisting us with administering the proxy vote. Thank you for your continued support.

                                          Sincerely yours,
                                          s/Eugene R. McGrath
                                          Eugene R. McGrath

 We apologize if this letter has reached you after you sent in your proxy card but, because of the possibility of mail delays or misdeliveries, please sign, date and return the enclosed proxy even if you returned the original.